EXHIBIT 10.3

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

[PARTICIPANT INFORMATION]
Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants on the date hereof (the “Award Date”) to the Participant named above a Performance-Based Restricted Stock Unit Award (the “Award”) consisting of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of units set forth below of the Company’s shares of Common Stock (the “Award Units”). The Award is subject to all the terms and conditions set forth herein, in the attached Appendix A, Appendix B, Appendix C and in the Plan, the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:
AWARD DATE:
TARGET NUMBER OF AWARD UNITS:
MAXIMUM NUMBER OF AWARD UNITS*:
* The actual number of Award Units that vest pursuant to the terms and condition of this Award will be between 0% and 200% of the Target Number of Award Units. The Maximum Number of Award Units represents 200% of the Target Number of Award Units.
Performance-based Vesting Schedule: Subject to the terms and conditions of the Plan, Appendix A, Appendix B, and this paragraph, the number of Award Units that vest on the applicable Vest Date for each Measurement Period shall be based on the relative total stockholder return (“Relative TSR”) percentile ranking of the Company for each Measurement Period, provided Participant is, and has remained continuously since the Award Date through each applicable Vest Date, employed by the Company or a Subsidiary. Participant shall not be considered to have terminated employment for purposes of the vesting requirements during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such period shall not exceed the maximum leave of absence period protected by local law. Following the completion of each Measurement Period, the Committee shall review and determine, on or before each Vest Date, the Relative TSR percentile ranking for the applicable Measurement Period and the number of Award Units that vest according to the performance terms set forth in Appendix B; provided, however, that the Committee retains discretion to reduce, but not increase the number of Award Units that would otherwise vest as a result of the Company’s Relative TSR percentile ranking for each Measurement Period.
PLEASE READ ALL OF APPENDIX A, APPENDIX B AND APPENDIX C WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.
/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President and General Counsel

ACCEPTANCE:

By accepting this Award and signing below, Participant hereby acknowledges that a copy of the Plan, as amended, and a copy of the Prospectus are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan, the Award, including appendices thereto. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a paper or electronic version to the Company within thirty (30) days. Otherwise the Company may, at its discretion, rescind the Award in its entirety.

Participant Signature

Date

APPENDIX A

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    Award. Each Award Unit represents the unsecured right to receive one share of Electronic Arts Inc. common stock, $0.01 par value per share (“Share”), subject to certain restrictions and on the terms and conditions contained in this Performance-Based Restricted Stock Unit Award agreement (“Award”), and the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “Plan”). In the event of any conflict between the terms of the Plan and this Award, including appendices thereto, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

2.    Award Date. The Award Date shall be the grant date of the Award as determined by the Committee. The Award will be delivered to Participant within a reasonable time after the Award Date.

3.    No Stockholder Rights. The Award does not entitle Participant to any rights of a stockholder. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

4.    Conversion of Award Units; Issuance of Shares. No Shares shall be issued to Participant prior to each Vest Date. Except as set forth in Section 7 below, after any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, Shares in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest on a day during which the Common Stock is quoted on the NASDAQ Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause the Shares to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after each Vest Date. For purposes of this Award, the date on which vested Award Units are converted into Shares shall be referred to as the “Conversion Date.”

5.    Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final Vest Date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final Vest Date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final Vest Date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Shares described in Section 4 above.

6.    Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

7.    Forfeiture Upon Termination of Employment.

(a)    Except as otherwise provided in Section 7(b), 7(c) or 10(b) hereof in the event that Participant’s employment or service is Terminated for any reason, any unvested Award Units that are not yet vested as of the date of Termination shall be forfeited immediately upon such Termination, as described in Section 12(l) below.

(b)    In the event of a Termination due to the death of Participant, the Participant’s unvested Award Units will vest in full, provided, however, the Shares subject to such vested Award Units will not be released until the regularly scheduled Vest Date for each Measurement Period. The number of Shares released on each Vest Date will be determined based upon the actual Relative TSR percentile ranking for the applicable Measurement Period.

(c)    In the event of a Termination due to the Disability of Participant, the Participant shall vest in a pro-rata portion of the Award Units on each remaining Vest Date in the Performance Period thereafter, with such number of Award Units vesting to be determined based upon the actual Relative TSR percentile ranking for the applicable Measurement Period, as set forth in Appendix B, and the number of months worked by the Participant during the Measurement Period, based upon the following pro-ration formula:

Number of Award Units determined to vest on each Vest Date multiplied by the number of calendar months worked by Participant from (i) April 1, 2018 through the date of Termination due to Disability divided by (i) twelve (12) for the 1st Measurement Period; (ii) twenty-four (24) for the 2nd Measurement Period; and (iii) thirty-six (36) for the 3rd Measurement Period.

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Award Units shall be in whole Award Units only and will be binding on the Participant.

8.    Forfeiture Upon Termination of Performance Period. Any Award Units that do not vest, pursuant to the terms of Appendix B, for the Performance Period shall be forfeited.

9.    Suspension of Award and Repayment of Proceeds for Contributing Misconduct. If at any time the Committee reasonably believes that a Participant, other than an Outside Director, has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Award pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that a Participant has engaged in an act of Contributing Misconduct, then the Award will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the vesting of the Award if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of Award Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

10.    Change in Control.

(a)    Upon a Change in Control prior to the expiration of the Performance Period, the Committee shall review and approve the Relative TSR percentile ranking as of the effective date of the Change in Control (the “CiC TSR percentile ranking”) for the current Measurement Period, as set forth in Appendix B. The CiC TSR percentile ranking shall thereafter be applied to determine the number of shares that vest on each remaining Vest Date in the Performance Period or pursuant to section 10(b), and no other performance terms applicable thereto shall have any force or effect for purposes of determining the vesting of the Award Units.

(b)    Notwithstanding any provision to the contrary under the Electronic Arts Inc. Change in Control Plan, as amended from time to time (the “CiC Plan”) or subsection (a) above, and subject to the timely execution, return, and non-revocation of a Severance Agreement and Release in the form substantially in the form attached to Appendix I to the CiC Plan, unvested Award Units, shall automatically vest: (i) as of the date of the Participant’s Termination of employment with the Company if such Termination occurs (i) during the three (3) months preceding the Change in Control or (ii) during the time period beginning on the effective date of the Change in Control and ending on the eighteenth month after the effective date of the Change in Control; and provided further that the Termination is initiated by the Company without Cause or by Participant for Good Reason (as these terms are defined in Section 10(c)), and such Termination is made in connection with the Change in Control as determined by the Committee in its sole discretion; provided that in the case of either clause (i) or clause (ii) of this provision, such employment Termination meets the criteria for a “separation from service” as defined in Treas. Reg. §1.409A-1(h).

(c)    For purposes of this Award Agreement:

(i)    “Cause” means the continued failure by the Participant to substantially perform the Participant’s duties with the Participant’s employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (ii) the engagement by the Participant in acts of fraud, embezzlement, dishonesty, gross negligence, willful misconduct, bad faith or moral turpitude, (iii) the Participant’s indictment for, conviction of or plea of nolo contendere to any felony or of any other crime involving fraud, breach of trust or misappropriation, (iv) a breach by the Participant of his or her fiduciary duties that has a material adverse effect on the Company’s business, operations, prospects or reputation or (iv) any breach or violation of any agreement or written code of conduct relating to the Participant’s employment with his or her employer that materially and adversely affects the Company or any of its affiliates

(ii)    “Change in Control” means the occurrence of an event as set forth in any one of the following paragraphs:

(1)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the then outstanding common stock of the Company or (B) the total voting power represented by the Company’s then outstanding voting securities; or

(2)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such sale or disposition; or

(3)    the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company by virtue of the closing or effective date of such merger or consolidation with any other corporation, other than a merger or consolidation which would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(4)    A change in the composition of the Board during any twelve-month period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (1), (2) or (3) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(iii)    “Good Reason” means: the occurrence without Participant’s written consent, of any of the following on or after the date of a Change in Control:

(1)    a change in the location of Participant’s principal place of business by more than 50 miles when compared to Participant’s principal place of business immediately before the Change in Control; or

(2)    at the time of the Participant’s Termination during the three (3) months prior and eighteen months after a Change in Control, (A) a more than 10% reduction in the Participant’s annual base salary, (B) a more than 10% reduction in the Participant’s target annual bonus; or (C) a more than 10% reduction in the Participant’s total target annual cash compensation, including without limitation, annual base salary and target annual bonus; or

(3)    the Company’s material breach of any provision of the CiC Plan; or

(4)    the failure of acquiring or successor entity to expressly assume the CiC Plan and the Company’s obligations thereunder in connection with a Change in Control; or

(5)    for Specified Employees (as defined in the CiC Plan), in addition to the events described in clauses 1-4 in this section (c)(iii) above, the occurrence without the Specified Employee’s written consent, on or after the date of a Change in Control, of either (A) a material reduction in the Specified Employee’s authority, duties or responsibilities relative to the Specified Employee’s authority or responsibilities in effect immediately prior to the Change in Control; or (B) a material change in reporting.

Notwithstanding the foregoing, an event described in this Section (c)(iii) shall not constitute Good Reason unless it is communicated by the Participant to the Company by written notice pursuant to Section 5.10 of the CiC Plan within ninety (90) days after the initial occurrence of the event and at least thirty (30) days in advance of the date of termination and the Company fails to cure the alleged Good Reason prior to the expiration of such thirty (30) day notice period.

11.    Section 280G Provision. If Participant, upon taking into account the benefit provided under this Award and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of this Award to the contrary, Participant’s benefit under this Award shall be reduced to an amount equal to (i) 2.99 times Participant’s “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes including the excise tax under Section 4999 of the Code). Participant’s benefit hereunder shall be reduced prior to any benefit owing to Participant under the CiC Plan may be reduced pursuant to Section 2.2 of the CiC Plan. Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 11, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the events giving rise to the payment of such benefits (the “Accountants”). For the purposes of making the calculations required under this Section 11, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.

12.    Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Award Units, or benefits in lieu of Award Units, even if Award Units have been granted repeatedly in the past;

(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)    nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time, with or without cause;

(e)    Participant’s participation in the Plan is voluntary;

(f)    the Award Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g)    the Award Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(h)    in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(i)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award Units or diminution in value of the Award Units or Shares received upon vesting of the Award Units resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws), and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k)    except as otherwise provided by the Committee or pursuant to Section 10(b) hereof, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Award Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(l)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and

(m)    Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

13.    Tax Withholding. Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of Participant. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax Items in more than one jurisdiction.

(a)    Participant acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award Units, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(b)    Prior to delivery of Shares upon the vesting of the Award Units, Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i)    withholding Shares from the delivery of the Shares, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares,. The Company or Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii)    withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii)    selling or arranging for the sale of Shares.

Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with his or her obligations in connection with the Tax Items as described in this section.

14.    Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state and non-U.S. laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Shares if to do so would violate such requirements.

15.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.    Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on Participant, Participant’s employer, and/or the Company.

18.    No Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

19.    Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

20.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

21.    Language. If Participant has received this Award agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless otherwise prescribed by local law.

22.    Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

23.    Appendix C. The Award shall be subject to any special terms and conditions set forth in the Appendix C for Participant’s country, if any. If Participant relocates to one of the other countries included in the Appendix C during the life of the Award, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix C constitutes part of this Award.

24.    Entire Agreement. The Award, including the appendices thereto, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

APPENDIX B
ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

PERFORMANCE VESTING TERMS

1.    Performance Period. The performance period for the Award Units shall be the period of time beginning April 1, 2018 and ending on April 3, 2021 (the “Performance Period”). During the Performance Period there will be three (3) separate measurement periods of the Company’s Relative TSR (each a “Measurement Period”). Each Measurement Period has a corresponding vest date (the “Vest Date”) on which Award Units will vest.

The Start Dates, End Dates and Vest Dates for the First, Second and Third Measurement Periods are:

	First Measurement Period	Second Measurement Period	Third Measurement Period
Start Date	April 1, 2018	April 1, 2018	April 1, 2018
End Date	March 30, 2019	March 28, 2020	April 3, 2021
Vest Date	May 18, 2019	May 18, 2020	May 18, 2021

2.    Target Number of Award Units. The Target Number of Award Units for each Measurement Period is:

	First Measurement Period	Second Measurement Period	Third Measurement Period
Target Number of Award Units

3.    Performance Measure. The Performance Measure for the Performance Period is Relative TSR, as defined below.

4.    Vesting Scale. Subject to the Negative TSR Limitation, as defined below, the number of Award Units that may vest for each Measurement Period will be determined by multiplying the Target Number of Award Units by the Maximum Vest Percentage that corresponds to the Company’s Relative TSR percentile ranking according to the following schedule (the “Vesting Scale”):

	Relative TSR Percentile Ranking	Maximum Vest Percentage
	≥ 94th percentile	=200%
	61st to 93rd percentile	=100% plus 3% for each percentile>60th
TARGET	60th percentile	=100%
	11th to 59th percentile	= 100% minus 2% for each percentile<60th
	≤ 10th percentile	=0%

If, based solely on the Vesting Scale above, less than the Target Number of Award Units vest for a Measurement Period, then a number of unvested Award Units equal to the Target Number of Award Units for the Measurement Period minus the number of Award Units vested for the Measurement Period vested

(“Remaining Award Units”) may remain outstanding and vest in a subsequent Measurement Period, as set forth below in Section 5 “Maximum Number of Award Units”.

5.     Maximum Number of Award Units. Following each Measurement Period, the maximum number of award units that may vest on the corresponding Vest Date for the Measurement Period will be determined in accordance with methodology set forth in this Section 5 (“Maximum Number of Award Units”) as follows:

(i)    First Measurement Period:

(1)    The number of Award Units that vest will be between 0% and 200% of the Target Number of Award Units stated for the First Measurement Period, as determined in accordance with the Vesting Scale and subject to the Committee’s discretion.

(2)    If the Maximum Vest Percentage for the First Measurement Period is less than 100%, then the Remaining Award Units will remain outstanding and may incrementally vest, in accordance with the Vesting Scale, on the Vest Date immediately following the next Measurement Period for which the Company’s Relative TSR Percentile Ranking exceeds the Relative TSR Percentile Ranking for the First Measurement Period.

Illustrative Example 1:

Target Number of Award Units for First Measurement Period = 25,000
Relative TSR Percentile Ranking for First Measurement Period = 40th percentile

Vesting
. 60% of the Target Number of Award Units for the First Measurement Period may vest (15,000 shares).

Remaining Award Units
.
40% of the Target Number of Award Units for First Measurement Period (10,000 Award Units) will remain outstanding and may vest for the Second or Third Measurement Period if the Relative TSR Percentile Ranking is greater than the 40th percentile.

(ii)    Second Measurement Period:

(1)    The number of Award Units that vest will be between 0% and 200% of the Target Number of Award Units stated for the Second Measurement Period, as determined in accordance with Vesting Scale and subject to the Committee’s discretion. In addition:

a.    if the Company’s Relative TSR Percentile Ranking for the Second Measurement Period is greater than the Relative TSR Percentile Ranking for the First Measurement Period and is equal to or exceeds the 60th percentile, then all of the Remaining Award Units from the First Measurement Period may vest; or

b.    if the Company’s Relative TSR Percentile Ranking for the Second Measurement Period is greater than the Relative TSR Percentile Ranking for the First Measurement Period, but less than the 60th percentile, an additional number of the Remaining Award Units from the First Measurement Period may vest to the extent that the number of Award Units cumulatively vested in accordance with the Vesting Scale for the First Measurement Period and Second Measurement Period reflects vesting for both periods at the higher Relative TSR Percentile Ranking achieved in the Second Measurement Period.

(2)    If the Maximum Vest Percentage for the Second Measurement Period is less than 100%, then a number of Remaining Award Units will remain outstanding and may incrementally vest, in accordance with the Vesting Scale, on the Vest Date for the Third Measurement Period, if the Company’s Relative TSR Percentile Ranking exceeds the Relative TSR Percentile Ranking for the First and/or Second Measurement Periods, with such number of Remaining Award Units to be equal to the sum of:

a.    the Target Number of Award Units for the First Measurement Period; minus the number of Award Units vested, to date, for the First Measurement Period; and

b.    the Target Number of Award Units for the Second Measurement Period minus the number of Award Units vested for the Second Measurement Period.

Illustrative Example 2:

Target Number of Award Units for Second Measurement Period = 25,000
Relative TSR Percentile Ranking for First Measurement Period = 40th percentile
Relative TSR Percentile Ranking for the Second Measurement Period = 50th percentile

Vesting

. 80% of the Target Number of Award Units for the Second Measurement Period may vest (20,000 shares), plus

.
20% of the Target Number of Award Units from the First Measurement Period (5,000 shares), which represents the incremental difference between (a) the percentage of the Target Number of Award Units vested for the First Measurement Period (60%) and (b) the Maximum Vest Percentage (80%) achieved for the Second Measurement Period.

Remaining Award Units

.
20% of the Target Number of Award Units for First Measurement Period (5,000 Award Units) will remain outstanding and may vest for the Third Measurement Period if the Relative TSR Percentile Ranking for the Third Measurement Period is greater than the 50th percentile; and

.
20% of the Target Number of Award Units for the Second Measurement Period (5,000 Award Units) will remain outstanding and may vest for the Third Measurement Period, if the Relative TSR Percentile Ranking for the Third Measurement Period is greater than the 50th percentile.

(iii)    Third Measurement Period:

(1)    The number of Award Units that vest will be between 0% and 200% of the Target Number of Award Units stated for the Third Measurement Period as determined in accordance with the Vesting Scale and subject to the Committee’s discretion. In addition:

a.    If the Company’s Relative TSR Percentile Ranking for the Third Measurement Period is greater than the Relative TSR Percentile Ranking for the First and/or Second Measurement Period and is equal to or exceeds 60, then all of the Remaining Award Units from the First Measurement Period and the Second Measurement Period may vest.

b.    If the Company’s Relative TSR Percentile Ranking for the Third Measurement Period is greater than the Relative TSR Percentile Ranking for the First Measurement Period and/or the Second Measurement Period, but less than 60, an additional number of the Remaining Award Units from the First Measurement Period and/or Second Measurement Period may vest to the extent that the number of Award Units cumulatively vested for each of the First, Second and Third Measurement Periods reflects vesting for all three periods at the Relative TSR Percentile ranking achieved for the Third Measurement Period.

Illustrative Example 3:

Target Number of Award Units for Third Measurement Period = 25,000
Relative TSR Percentile Ranking for First Measurement Period = 40th percentile
Relative TSR Percentile Ranking for the Second Measurement Period = 50th percentile
Relative TSR Percentile Ranking for the Third Measurement Period = 58th percentile

Vesting

. 96% of the Target Number of Award Units for the Third Measurement Period may vest (24,000 shares), plus

.
16% of the Target Number of Award Units from the First Measurement Period (4,000 shares) which represents the incremental difference between (a) the percentage of the Target Number of Award Units cumulatively vested for the First Measurement Period and Second Measurement Period (80%) and (b) the Maximum Vest Percentage (96%) achieved for the Third Measurement Period; plus

.
16% of the Target Number of Award Units from the Second Measurement Period (4,000 shares), which represents the incremental difference between the percentage of the Target Number of Award Units vested for the Second Measurement Period (80%) and the Maximum Vest Percentage (96%) achieved for the Third Measurement Period.

Remaining Award Units

. All Remaining Award Units, if any, shall be forfeited following the final Vest Date of the Performance Period.

(iv)    Notwithstanding Sections 5(i) through (iii) above, for any Measurement Period for which the Company’s TSR is negative, the Maximum Number of Awards Units that vest shall not exceed the Target Number of Award Units for that Measurement Period plus the Remaining Award Units, if any, even if the Relative TSR Percentile Ranking of the Company is equal to or exceeds the 60th percentile (the “Negative TSR Limitation”).

6.     Determination of Relative TSR. “Relative TSR” means the Company’s Total Stockholder Return relative to the Total Stockholder Returns of the other Group Companies. Relative TSR will be determined by ranking the Group Companies from the highest to lowest according to their respective Total Stockholder Return, then calculating the Relative TSR percentile ranking of the Company relative to the other Group Companies as follows:

				(	R-1)
P	=	1	-
					N-1

Where:

“P” represents the Relative TSR percentile ranking rounded to the nearest whole percentile

“R” represents the Company’s ranking among the Group Companies

“N” represents the number of Group Companies

“Total Stockholder Return” means the number calculated by dividing (i) the Closing Average Share Value minus the Opening Average Share Value (in each case adjusted to take into consideration the cumulative amount of dividends per share for the Measurement Period, assuming reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders) by (ii) the Opening Average Share Value.

“Opening Average Share Value” means the average of the daily closing prices per share of a Group Company’s stock as reported on the NASDAQ for all Trading Days in the 90 calendar days immediately following and including April 1, 2018.

“Closing Average Share Value” means the average of the daily closing prices per share of a Group Company’s stock as reported on the NASDAQ for all Trading Days in the Closing Average Period.

“Closing Average Period” means (i) in the absence of a Change in Control of the Company, the 90 calendar days immediately prior to and including March 30, 2019 for the First Measurement Period; the 90 calendar days immediately prior to and including March 28, 2020 for the Second Measurement Period; and the 90 calendar days immediately prior to and including April 3, 2021 for the Third Measurement Period; or (ii) in the event of a Change in Control, the 90 calendar days immediately prior to and including the effective date of the Change in Control.

“Group Companies” means those companies listed in the NASDAQ-100 Index on April 1, 2018. The Group Companies may be changed as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Group Company with or by another Group Company, the surviving entity shall remain a Group Company;

(ii)    In the event of a merger, acquisition, or business combination transaction of a Group Company with or by another company that is not a Group Company, or “going private transaction” where the Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Group Company; and

(iii)    In the event of a bankruptcy of a Group Company, such company shall remain a Group Company and its stock price will continue to be tracked for purposes of the Relative TSR calculation. If the company liquidates, it will remain a Group Company and its stock price will be reduced to zero for all remaining Measurement Periods in the Performance Period.

7.    Award Vesting. The Committee will review and approve the Relative TSR percentile ranking of the Company after the End Date of each Measurement Period and determine the actual number of Award Units that vest for that Measurement Period on or before each applicable Vest Date.

APPENDIX C

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED AWARD UNIT AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

All capitalized terms used in this Appendix C that are not defined herein have the meanings defined in the Plan.  This Appendix C constitutes part of the Award agreement.

Terms and Conditions

This Appendix C includes additional or different terms and conditions that govern the Award Units if Participant works or resides in one of the countries listed below.  Participant understands that if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2018.  Such laws are often complex and change frequently.  As a result, Participant should not rely on the information in this Appendix C as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Award Units vest or at the time Participant sells the Shares.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment or residency after the Award Date or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant.

CANADA

Terms and Conditions

Conversion of Award Units; Issuance of Shares. This provision supplements Section 4 of the Award:

Notwithstanding any discretion in the Plan, Award Units granted to Participants in Canada shall be paid in Shares and not in cash or a combination of cash and Shares.

Nature of Plan and Award.  This provision replaces Section 12(k) of the Award:

For purposes of the Award Units, Participant’s employment or service relationship will be considered terminated as of the date that is the earlier of: (a) the date Participant’s employment or service relationship with the Company, the Participant’s employer or a Subsidiary is terminated, (b) the date Participant receives written notice of termination from the Company or the employer, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service contract, if any; or (c) the date Participant is no longer actively providing services to the Company or a Subsidiary (the “Termination Date”) (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service contract, if any) and, unless otherwise expressly provided in this Award or determined by the Company, Participant’s right to vest in the Award Units under the Plan, if any, will terminate as of the Termination Date; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence).

The following terms and conditions will apply if Participant is a resident of Quebec:

Data Privacy. This provision supplements Section 15 of the Award:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. Shares of the Company’s Common Stock are currently listed on the NASDAQ Global Select Market in the United States of America.

Foreign Asset/Account Reporting Information. Participant is required to report any foreign property (including Shares acquired under the Plan) on Form T1135 (Foreign Income Verification Statement) if the total cost of Participant’s foreign property exceeds C$100,000 at any time in the year. The Award Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at the time of acquisition, but if Participant owns other shares of the Company’s Common Stock, this ACB may have to be averaged with the ACB of the other shares. If due, the form must be filed by April 30th of the following year. Participant should consult a personal legal advisor to ensure compliance with applicable reporting obligations.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Award Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Award Units (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Conversion of Award Units; Issuance of Shares. This provision supplements Section 4 of the Award:

Notwithstanding any discretion in the Plan, Award Units granted to Participants in the United Kingdom shall be paid in Shares and not in cash or a combination of cash and Shares.

Responsibility for Taxes. The following provisions supplement Section 13 of the Award:

Participant agrees that he or she is liable for all Tax Items and hereby covenants to pay all such Tax Items, as and when requested by the Company or the Participant’s employer (“Employer”), or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or other relevant authority) on Participant’s behalf.

Notwithstanding the foregoing, if Participant is an executive officer or director of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event Participant is an executive officer or director of the Company and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and National Insurance contributions may be payable. Participant acknowledges that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee National Insurance contributions due on this additional benefit. Participant further acknowledges that the Company or the Employer may recover such amounts from Participant by any of the means referred to in Section 13 of the Award.

Joint Election. As a condition of Participant’s participation in the Plan, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company and/or the Employer in connection with the Award Units and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without limitation to the foregoing, Participant agrees to execute the following joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s Liability to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer’s Liability from him or her by any of the means set forth in Section 13 of the Award.

If Participant does not enter into the Joint Election prior to the vesting of the Award Units or any other event giving rise to Tax-Related Items, he or she will not be entitled to vest in the Award Units or receive any benefit in connection with the Award Units unless and until he or she enters into the Joint Election and no Shares or other benefit pursuant to the Award Units will be issued to Participant under the Plan, without any liability to the Company and/or the Employer; provided, however, that this provision shall not apply if Participant is a U.S. taxpayer and the application of this provision would cause the Award Units to fail to qualify under an exemption from, or comply with, Section 409A of the Code.

UNITED STATES

Terms and Conditions

Restriction on Transfer. The following provision supplements Section 6 of the Award:

Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise Participant’s rights and receive any property distributable with respect to the Award Units upon Participant’s death.

ATTACHMENT TO APPENDIX FOR THE UNITED KINGDOM

Important Note on the Joint Election to Transfer Employer National Insurance Contributions

As a condition of participation in the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “Plan”) and the Performance-Based Restricted Stock Unit Award (“RSUs”) granted to the participant (“Participant”) by Electronic Arts Inc. (the “Company”), Participant is required to enter into a joint election to transfer to Participant any liability for employer National Insurance contributions (the “Employer’s Liability”) that may arise in connection with the RSUs or in connection with any Award Units that may be granted by the Company to Participant under the Plan (the “Joint Election”).

If Participant does not agree to enter into the Joint Election, the RSUs will be worthless as Participant will not be able to vest in the RSUs or receive any benefit in connection with the RSUs.

By entering into the Joint Election:

•
Participant agrees that any Employer’s Liability that may arise in connection with or pursuant to the vesting of the RSUs (or any Award Units granted to Participant under the Plan) or the acquisition of shares of the Company’s common stock or other taxable events in connection with the RSUs (or any other Award Units granted under the Plan) will be transferred to Participant;

•
Participant authorises the Company and/or Participant’s employer to recover an amount sufficient to cover the Employer’s Liability by any method set forth in the Award Unit Award Agreement and/or the Joint Election; and

•
Participant acknowledges that even if he or she has accepted the Joint Election via the Company's online procedure, the Company or Participant’s employer may still require Participant to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the RSUs through the Company’s online acceptance procedure (or by signing the Award Unit Award Agreement), Participant is agreeing to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Award Unit Award Agreement
and the Joint Election.

Please print and keep a copy of the Joint Election
for your records.

ELECTRONIC ARTS INC.
2000 EQUITY INCENTIVE PLAN

(UK Employees)
Election to Transfer the Employer’s National Insurance Liability to the Employee

1.    Parties

This Election is between:

(A)
You, the individual who has gained access to this Election (the “Employee”), who is employed by one of the U.K. companies listed in the Schedule below (the “Employer”) and who is eligible to receive Performance-Based Restricted Stock Unit Awards (“RSUs”) granted by Electronic Arts Inc. pursuant to the terms and conditions of the 2000 Equity Incentive Plan, as amended (the "Plan"), and

(B)
Electronic Arts Inc. of 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America (the “Company”), which may grant RSUs under the Plan and is entering into this Form of Election on behalf of the Employer.

2.    Purpose of Election

2.1	This Election relates to RSUs granted by the Company under the Plan on or after May 1, 2014.

2.2	In this Election the following words and phrases have the following meanings:

“Taxable Event” means, in relation to the RSUs:

(i)	the acquisition of securities pursuant to the RSUs (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the RSUs in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the RSUs, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to the RSUs and/or shares acquired pursuant to the RSUs (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the RSUs and/or shares acquired pursuant to the RSUs (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Taxable Event in respect of the RSUs pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.    Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by clicking the “ACCEPT” box on the Company’s online stock acceptance site or by signing the Award Agreement to accept the grant of the RSUs he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.    Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the RSUs; and/or

(iv)	by any other means specified in the Award Unit Award Agreement.

4.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the RSUs to the Employee until full payment of the Employer’s Liability is received.

4.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.    Duration of Election

5.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2
Any reference in this Election to the Company and/or the Employer shall include that entity's successors in title and assigns as permitted in accordance with the terms of the relevant Plan and relevant Award Agreement. This Election will continue in effect in respect of any awards which replace the RSUs in circumstances where section 483 of ITEPA applies.

This Election will continue in effect until the earliest of the following:

(a)	the Employee and the Company agree in writing that it should cease to have effect;

(b)	the date the Company serves written notice on the Employee terminating its effect;

(c)	the date HM Revenue and Customs withdraws approval of this Election; or

(d)
after due payment of the Employer’s Liability in respect of the entirety of the RSUs to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by clicking the “ACCEPT” box on the Company’s online stock acceptance site or by signing the Award Agreement to accept the grant of the RSUs, the Employee agrees to be bound by the terms of this Election.

Acceptance by the Company

The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signed for and on behalf of the Company

ELECTRONIC ARTS INC.
/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President, General Counsel

SCHEDULE OF EMPLOYER COMPANIES

The Employers to which this Form of Election relates are:

Electronic Arts Limited
Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN
Registered Number: 2057591
Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove, Croydon, CR9 1WW
Corporation Tax Reference: 201 66920 04659
PAYE Reference: 120/E48

Criterion Software Limited
Registered Office: Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN
Registered Number: 4330852
Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove, Croydon, CR9 1WW
Corporation Tax Reference: 201 35000 18106
PAYE Reference:     765/C1321